AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is dated December 31, 2007, and is by and between Northstar Ventures, Inc., a Nevada corporation (the “Company”) and ARC International Corp., a California corporation (“ARC”).

R E C I T A L S

WHEREAS, the shareholders of ARC ("Shareholders") own the shares of capital stock of ARC as set forth in Schedule 1 attached hereto, constituting all of the issued and outstanding stock of ARC (the “ARC Shares”);

WHEREAS,  the Company is a public company, required to file reports under Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act");

WHEREAS, the Board of Directors of the Company and ARC deem it advisable that the acquisition by the Company of ARC be effected through an exchange (the "Exchange") of ARC Shares pursuant to this Agreement;

WHEREAS, the Company desires to acquire all of the outstanding ARC Shares for shares of Common Stock of the Company.

A G R E E M E N T

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in reliance upon the representations and warranties hereinafter set forth, the parties agree as follows:

I.  EXCHANGE

1.01  Exchange.  The Shareholders shall exchange all of their ARC Shares for a total of 10,803,834  shares of Common Stock of the Company (the "Common Stock") at the Closing of this Agreement.  Immediately prior to Closing there shall be 1,473,250 shares of Common Stock outstanding, so that after Closing the Company shall have outstanding 12,277,084 shares of Common Stock.

1.02.

Closing.  The Closing of the transactions contemplated by this Agreement (the "Closing") shall take place on or before January 4, 2007 at the corporate offices of ARC, 333 Turnball Canyon Road, City of Industry, California 91745.

1.03.

Deliveries.  Upon Closing, the parties are delivering the following documents:

1.03(a).  The items and documents set forth in Sections 1.01 and 1.02.

1.03(b).  The Company shares of Common Stock described in Section 1.02.

1.03(c).  The Company shall deliver the resignations of all of its current officers and directors, and board resolutions electing Jay Hooper and his designees to the Board of Directors of the Company and Jay Hooper as President and Kara Yu as Chief Financial Officer and Secretary.

1.04.

Filings.  Immediately following the Closing, the Company shall file the following documents:

1.04(a).  A Current Report on Form 8-K with the U.S. Securities and Exchange Commission, reporting the transactions set forth in this Agreement, with an audit of ARC described in Section 6.01 to be filed by amendment as soon as practicable .

1.04(b).  A preliminary  information statement on Form 14C with the Securities and Exchange Commission to propose an amendment to the Articles of  Incorporation of the Company with the Nevada Secretary of State changing the name of the Company to "ARC Holding Group" or a similar name as may be determined by the Board of Directors.

II.

REPRESENTATIONS AND WARRANTIES OF ARC

ARC represents and warrants to the Company as follows, as of the date of this Agreement and as of the Closing:

2.01.  Organization.

2.01(a).  ARC is a corporation duly organized, validly existing and in good standing under the laws of the State of California; ARC has the corporate power and authority to carry on its business as presently conducted; and ARC is qualified to do business in all jurisdictions where the failure to be so qualified would have a material adverse effect on its business.

2.02.  Capitalization.

2.02(a).  The authorized capital stock and the issued and outstanding shares of ARC is as set forth on Exhibit 2.02(a).  All of the issued and outstanding shares of ARC are duly authorized, validly issued, fully paid and nonassessable.

2.02(b).  Except as set forth in Exhibit 2.02(b) there are no outstanding options, warrants, or rights to purchase any securities of ARC.

2.03.

Subsidiaries and Investments.  ARC does not own any capital stock or have any interest in any corporation, partnership or other form of business organization, except as described in Exhibit 2.03 hereto.

2.04.

Financial Statements.  The financial statements of ARC as of and for the two years ended March 31, 2007 and the  six months ended September 30, 2007, including balance sheets and the related statements of operations, cash flows and changes in stockholders' equity for the periods then ended  present fairly the financial position and results of operations of ARC, on a consistent basis.

2.05.

No Undisclosed Liabilities.  To the best knowledge of ARC, other than as described in Exhibit 2.05 attached hereto, ARC is not subject to any material liability or obligation of any nature, whether absolute, accrued, contingent, or otherwise and whether due or to  become due, which is not reflected or reserved against in the Financial Statements, except those incurred in the normal course of business.

2.06.

Absence of Material Changes.  Since September  30, 2007, except as described in any Exhibit attached hereto or as required or permitted under this Agreement, there has not been:

2.06(a).  any material adverse change in the condition (financial or otherwise) of the properties, assets, liabilities or business of ARC, except changes in the ordinary course of business which, individually and in the aggregate, have not been materially adverse;

2.06(b).  any redemption, purchase or other acquisition of any shares of the capital stock of ARC, or any issuance of any shares of capital stock or the granting, issuance or exercise of any rights, warrants, options or commitments by ARC relating to their authorized or issued capital stock; or

2.06(c).  any change or amendment to the Articles of Incorporation of ARC.

2.07.

Litigation.   Except as set forth in Exhibit 2.7 attached hereto, to the best knowledge of ARC there is no litigation, proceeding or investigation pending or threatened against ARC affecting any of its properties or assets against any officer, director, or stockholder of ARC that might result, either in any case or in the aggregate, in any material adverse change in the business, operations, affairs or condition of ARC or its properties or assets, or that might call into question the validity of this Agreement, or any action taken or to be taken pursuant hereto.

2.08.

Title To Assets.  ARC has good and marketable title to all of its assets and properties now carried on its books including those reflected in the balance sheets contained in the  Financial Statements, free and clear of all liens, claims, charges, security interests or other encumbrances, except as described in Exhibit 2.08 attached hereto or any other Exhibit.

2.09.

Transactions with Affiliates, Directors and Shareholders.  Except as set forth in Exhibit 2.09 attached hereto, there are and have been no contracts, agreements, arrangements or other transactions between ARC, and any officer, director, or stockholder of ARC, or any corporation or other entity controlled by the Shareholders, a member of the Shareholders' families, or any affiliate of the Shareholders.

2.10.

No Conflict.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach of any term or provision of, or constitute a default under, the Articles of Incorporation or Bylaws of ARC, or any agreement, contract or instrument to which ARC is a party or by which it or any of its assets are bound.

2.11.

Disclosure.  To the actual knowledge of ARC, neither this Agreement, the Financial Statements nor any other agreement, document, certificate or written statement furnished to the Company by or on behalf of ARC in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or when taken as a whole omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

2.12.

Authority.  ARC has full power and authority to enter into this Agreement and to carry out the transactions contemplated herein.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized and approved by the Board of Directors of ARC and, other than the approval by the Shareholders of ARC described in Section 6.04, no other corporate proceedings on the part of ARC are necessary to authorize this Agreement and the transactions contemplated hereby.

III.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to ARC as follows, as of the date of this Agreement and as of the Closing:

3.01.  Organization.

3.01(a).  The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada; has the corporate power and authority to carry on its business as presently conducted; and is qualified to do business in all jurisdictions where the failure to be so qualified would have a material adverse effect on the business of the Company.

3.01(b).  The copies of the Certificate of Incorporation, of the Company, as certified by the Secretary of State of Nevada, and the Bylaws of the Company are complete and correct copies of the Certificate of Incorporation and the Bylaws of the Company as amended and in effect on the date hereof.  All minutes of meetings and actions in writing without a meeting of the Board of Directors and shareholders of the Company are contained in the minute book of the Company and no minutes or actions in writing without a meeting have been included in such minute book since such delivery to ARC that have not also been delivered to ARC.

3.02.

Capitalization of the Company.  The authorized capital stock of the Company consists of 80,000,000 shares of Common Stock, par value $.001 per share, of which 1,473,250 shares will be outstanding at Closing, and 20,000,000 shares of preferred stock, of which no shares are outstanding.   All outstanding shares are duly authorized, validly issued, fully paid and non-assessable. The Company’s 2007 Stock Option Plan authorizes the issuance of options to purchase up to 4 million shares of common stock, with no options having been granted to date.

3.03.

Subsidiaries and Investments.  The Company does not own any capital stock or have any interest in any corporation, partnership, or other form of business organization.

3.04.

Authority.  The Company has full power and authority to enter into this Agreement and to carry out the transactions contemplated herein.  The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the issuance of the Company Shares in accordance with the terms hereof, have been duly authorized and approved by the Board of Directors of the Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement, the transactions contemplated hereby and the issuance of the Company Shares in accordance with the terms hereof.

3.05.

No Undisclosed Liabilities.  Other than as described in Exhibit 3.05(b).  No injunction or restraining order shall be in effect, and no action or proceeding shall have been instituted and, at what would otherwise have been the Closing, remain pending before a court to restrain or prohibit the transactions contemplated by this Agreement.

5.01(c).  All statutory requirements for the valid consummation by the Company of the transactions contemplated by this Agreement shall have been fulfilled.  All authorizations, consents and approvals of all governments and other persons required to be obtained in order to permit consummation by the Company of the transactions contemplated by this Agreement shall have been obtained.

5.01(d).

The fulfillment of the obligations of the Company set forth in Section 6.02.

5.02.Conditions to Obligations of the Company.  The obligation of the Company under this Agreement shall be subject to the following conditions:

5.02(a).  The representations and warranties of ARC herein contained shall be true in all material respects as of the Closing, and shall have the same effect as though made at the Closing; ARC shall have performed in all material respects all obligations and complied in all material respects, to its actual knowledge, with all covenants and conditions required by this Agreement to be performed or complied with by it prior to the Closing.

5.02(b).  No injunction or restraining order shall be in effect prohibiting this Agreement, and no action or proceeding shall have been instituted and, at what would otherwise have been the Closing, remain pending before the court to restrain or prohibit the transactions contemplated by this Agreement.

5.02(c).  All statutory requirements for the valid consummation by ARC of the transactions contemplated by this Agreement shall have been fulfilled.  All authorizations, consents and approvals of all governments and other persons required to be obtained in order to permit consummation by ARC of the transactions contemplated by this Agreement shall have been obtained.

VI.

CERTAIN AGREEMENTS

6.01.

Audit; Registration Statement.  The Company shall cause ARC to engage a PCAOB auditing firm to audit its financial statements for the years ended March 31, 2005, 2006 and 2007. The Company shall file a registration statement on Form SB-2 or other appropriate form as soon as practicable following the Closing, but in no event later than 90 days thereafter, registering all of the 1,473,250 outstanding pre-exchange shares of common stock, and shall use its best efforts to cause such registration statement to be declared effective and to remain effective for at least nine months. The Company shall file for a listing on the OTC Bulletin Board immediately upon effectiveness of the registration statement.

6.02.

Reporting Requirements.  The Company shall file all reports required by Section 15(d) of the Securities Act of 1933 and shall maintain its books and records in accordance with Sections 12 and 13 of the Securities Exchange Act of 1934.  The parties agree that the failure of the Company to make such filings with the Securities and Exchange Commission shall constitute a material breach of this Agreement.

VII.

MISCELLANEOUS

7.01.

Finder's Fees, Investment Banking Fees.  Neither ARC nor the Company have retained or used the services of any person, firm or corporation in such manner as to require the payment of any compensation as a finder or a broker in connection with the transactions contemplated herein.

7.02.

Tax Treatment.  The transactions contemplated hereby are intended to qualify as a so-called “tax-free” reorganization under the provisions of Section 368 of the Code.  The Company and ARC acknowledge, however, that they each have been represented by their own tax advisors in connection with this transaction; that neither has made any representation or warranty to the other with respect to the treatment of such transaction or the effect thereof under applicable tax laws, regulations, or interpretations; and that no attorney's opinion or private revenue ruling has been obtained with respect to the effects thereof under the Internal Revenue Code of 1986, as amended.

7.03.

Further Assurances.  From time to time, at the other party's request and without further consideration, each of the parties will execute and deliver to the others such documents and take such action as the other party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

7.04.

Parties in Interest.  Except as otherwise expressly provided herein, all the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective heirs, beneficiaries, personal and legal representatives, successors and assigns of the parties hereto.

7.05.

Entire Agreement; Amendments.  This Agreement, including the Schedules, Exhibits and other documents and writings referred to herein or delivered pursuant hereto, which form a part hereof, contains the entire understanding of the parties with respect to its subject matter.  There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein or therein.  This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter.  This Agreement may be amended only by a written instrument duly executed by the parties or their respective successors or assigns.

7.06.

Headings, Etc.  The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.

7.07.

Pronouns.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

7.08.

Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

7.09.

Governing Law.  This Agreement shall be governed by the laws of the State of Nevada (excluding conflicts of laws principles) applicable to contracts to be performed in the State of Nevada.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as the date first above written.

NORTHSTAR VENTURES, INC.

ARC INTERNATIONAL CORP.

By:

/s/Dempsey K. Mork

By: /s/Jay Hooper

Dempsey K. Mork

Jay Hooper

President

Chief Executive Officer